Exhibit 99.1

Innotrac Corporation Announces 2007 Fourth Quarter and Year End Results

ATLANTA, GA (April 9, 2008) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the fourth quarter and year ended December 31, 2007.  The Company reported revenues of $36.9 million for the quarter versus $29.3 million reported in the comparable period in 2006, an increase of 25.7%.  For the year ended December 31, 2007, the Company reported revenues of $121.8 million compared to $82.3 million for the year ended December 31, 2006, an increase of 47.9%.  The increase in revenue for the three months ended December 31, 2007 was primarily due to the addition of several new clients and increased revenue from existing clients in our retail/catalog and direct marketing verticals.  The increase in revenue for the twelve months ended December 31, 2007 was primarily attributed to the addition of several new retail/catalog clients and additional revenue resulting from clients acquired in the ClientLogic acquisition in October, 2006.

The Company reported net income of $425,000, or $0.03 per share, for the three months ended December 31, 2007, versus a net loss of $2.7 million, or $0.22 per share, in the comparable period of 2006.  For the year ended December 31, 2007, the Company reported net income of $712,000, or $0.06 per share, compared to a net loss of $5.3 million, or $0.43 per share, in the same period in 2006.

Conference Call

Innotrac Corporation will hold a conference call to discuss this release this afternoon, April 9, 2008 at 5:00 PM Eastern Daylight Time.  Investors can listen to the conference call live by dialing 1-877-569-0972 (Conference ID: 42006023) or by logging on to www.innotrac.com and clicking on “Webcasts and Presentations” in the “Investor Relations” section.  The Webcast will be archived and available at the same Web address.  Additionally, a 48-hour audio playback will be available at 1-800-642-1687 (Conference ID: 42006023).

Innotrac

Innotrac Corporation, founded in 1984 and based in Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands.  The Company employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and two call centers in six cities spanning all time zones across the continental United States. For more information about Innotrac, visit the Innotrac Web site, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements in this press release include our expectations for future progress in our business and future generation of cash flows.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac's operating results, performance or financial condition are competition, the demand for Innotrac's services, Innotrac's ability to retain its current clients and attract new clients, realization of expected revenues from new clients, the state of the telecommunications and direct response industries in general, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac's 2006 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com

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INNOTRAC CORPORATION
Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)	(Audited)
	2007	2006	2007	2006
Service revenue	$29,030	$24,845	$97,215	$69,318
Freight revenue	7,870	4,501	24,601	13,025
Total revenue	36,900	29,346	121,816	82,343

Cost of revenues	16,351	14,902	47,723	32,980
Freight expense	7,711	4,425	24,299	12,814
Selling, general and
administrative expenses	10,950	11,250	43,342	37,463
Depreciation and amortization	1,170	1,280	4,957	3,919
Total operating expenses	36,182	31,857	120,321	87,176
Operating income (loss)	718	(2,511)	1,495	(4,833)
Interest expense	293	151	783	429
Total other expense	293	151	783	429
Income (loss) before income taxes	425	(2,662)	712	(5,262)
Income tax (benefit)	-	-	-	-
Net Income (loss)	$425	$(2,662)	$712	$(5,262)

Earnings per share:
Basic	$0.03	$(0.22)	$0.06	$(0.43)
Diluted	$0.03	$(0.22)	$0.06	$(0.43)

Weighted average shares
outstanding:
Basic	12,586	12,281	12,490	12,281
Diluted	12,586	12,281	12,490	12,281

INNOTRAC CORPORATION
Condensed Balance Sheets
(in thousands)

	December 31,	December 31,
	2007	2006
ASSETS	(Unaudited)	(Audited)
Current Assets:
Cash	$1,079	$1,014
Accounts receivable (net of allowance for doubtful accounts of $288 at December 31, 2007 and $257 at December 31, 2006)	28,090	22,939
Inventory	599	1,729
Prepaid expenses and other	1,100	1,088
Total current assets	30,868	26,770

Property and equipment, net	17,702	17,836
Goodwill	25,169	25,169
Other assets, net	1,192	1,765

Total assets	$74,931	$71,540

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$14,050	$14,363
Line of credit	6,168	8,586
Term loan	5,000	-
Accrued expenses and other	5,708	4,981
Total current liabilities	30,926	27,930

Noncurrent Liabilities:
Other non-current liabilities	993	1,576
Total noncurrent liabilities	993	1,576

Total shareholders' equity	43,012	42,034

Total liabilities and shareholders' equity	$74,931	$71,540

INNOTRAC CORPORATION
Condensed Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	December 31,
	(Unaudited)	(Audited)
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$712	$(5,262)
Adjustments to net income (loss):
Depreciation and amortization	4,957	3,919
Loss on disposal of fixed assets	16	8
Provision for bad debts	43	54
Stock issued to settle employee stock bonus	111	-
Amortization of deferred compensation-stock options	102	105
Amortization of deferred compensation-restricted stock	53	-
Changes in working capital:
Accounts receivable, gross	(5,193)	(10,248)
Inventory	1,130	2,947
Prepaid assets and other	400	206
Accounts payable, accrued expenses and other	1,214	7,966
Net cash provided by operating activities	3,545	(305)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,827)	(8,260)
Acquisition of business, net of cash acquired	-	(1,055)
Installment payment on previous acquisition of business	(800)	-
Cash (used in) investing activities	(5,627)	(9,315)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under line of credit	(2,418)	8,586
Proceeds from term loan	5,000	-
Loan commitment fees	(435)	(20)
Cash provided by financing activities	2,147	8,566

Net increase (decrease) in cash	65	(1,054)
Cash, beginning of period	1,014	2,068
Cash, end of period	$1,079	$1,014